EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-110673 on Form S-3 of our reports dated February 25, 2008, relating to the financial statements and financial statement schedules of Alexander’s, Inc. and subsidiaries and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Alexander’s, Inc. and subsidiaries for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

February 25, 2008